Exhibit 5.1

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Strategic alliance with MWE China Law Offices (Shanghai)

Nicholas Azis njazis@mwe.com +44 20 7577 6947

Akari Therapeutics PLC 42-50 Hersham Road Walton-On-Thames Surrey United Kingdom KT12 1RZ	21 February 2018

Dear Sirs,

Re: Akari Therapeutics PLC Registration Statement on Form F-3

1.	Introduction

1.1	We have acted as English legal advisers to Akari Therapeutics PLC, a public company with limited liability incorporated under the laws of England and Wales (the “Company”) in connection with its filings on or about the date of this letter with the US Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement is being filed for the registration of the following securities which may subsequently be allotted and issued by the Company up to an aggregate initial offer price of $100,000,000 of (i) ordinary shares of £0.01 each (the “Ordinary Shares”), (ii) American Depositary Shares (“ADSs”) representing Ordinary Shares, (iii) debt securities of the Company (“Debt Securities”), warrants to purchase Ordinary Shares and/or ADSs (the “Warrants”), rights to purchase Ordinary Shares and/or ADSs (“Subscription Rights”) and units consisting of Ordinary Shares, one or more Debt Securities, Warrants or Subscription Rights, in any combination (“Units”) (together the “Securities”).

1.2	We understand that:

1.2.1	the Debt Securities, either individually or in combination with other Securities, may be issued under separate Indentures (as defined below) to be entered into between the Company and one or more trustees, if any;

1.2.2	the Warrants, either individually or in combination with other Securities, may be issued under a separate warrant agreement to be entered into between the Company and a bank or trust company, as warrant agent (the “Warrant Agreement”);

1.2.3	the Subscription Rights may be issued under a separate rights agreement to be entered into between the Company and a bank or trust company, as rights agent (the “Subscription Agreement”); and

1.2.4	the Units may be issued under a separate unit agreement to be entered into between the Company and a unit agent to be specified therein (the “Unit Agreement”, together with the Indentures, the Warrant Agreement and the Subscription Agreement, the “Governing Documents”).

1.3	We have taken instructions solely from you and this opinion is delivered to you in connection only with the filing of the Registration Statement and the issuance of the Securities in accordance with it.

1.4	As legal advisers in England to the Company in rendering this opinion, we have examined and relied upon originals or copies of such corporate records, agreements, documents and instruments as we have deemed necessary or advisable for the purpose of this opinion, including (i) the Registration Statement excluding the documents filed by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and incorporated by reference therein (the “Incorporated Documents”) save for a form of senior indenture filed as exhibit 4.8 of the Registration Statement (the “Senior Indenture”) and a form of subordinated indenture (“Subordinated Indenture” and together with the Senior Indenture, the “Indentures”); (ii) the certificate of incorporation (and change of names and articles of association of the Company); (iii) the actions of the board of directors reference above; and (iv) public searches against the Company on the date hereof at the Registrar of Companies and the Central Index of Winding up in England.

1.5	This opinion is limited to English law as applied by the English courts as at the date of this letter and is given on the basis that it will be governed by and construed in accordance with English law. We have not investigated the laws of any country other than England and we assume that no foreign law affects any of the conclusions stated in this opinion.

1.6	This opinion applies only as at the date of this letter. We expressly disclaim any obligation to update this opinion for changes in law or events occurring after that date.

1.7	As to matters of fact (including factual conclusions and characterisations and descriptions of purpose, intention or other state of mind), we have relied, with your permission, entirely upon: (i) authorisations by the shareholders, (ii) actions by the board of directors of the Company and (iii) a certificate of an officer of the Company and have assumed, without independent inquiry, the validity and accuracy of those authorisations, actions and certificates.

1.8	We have assumed:

1.8.1	in respect of the Securities to be registered on the Registration Statement:

(a)	the Company validly exists under the laws of England and Wales and has the necessary corporate power and authority to issue such Securities and to execute and deliver any applicable Governing Document;

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(b)	as at the date of each allotment and issue of any of the Securities or grant of any rights to subscribe for any of the Securities, the directors of the Company shall have sufficient powers under the Companies Act 2006 to allot and issue or grant such rights and shall only allot and issue and/or grant such rights over such Securities in accordance with such powers given to them;

(c)	each allotment and issue of any of the Securities or grant of any rights to subscribe for any of the Securities, shall be undertaken in accordance with and pursuant to the articles of association of the Company and insofar as each allotment and issue of Securities or grant of any rights to subscribe for Securities, relates to Ordinary Shares, all statutory or other pre-emption rights will have been duly disapplied;

(d)	no amendments shall have been made to the articles of association of the Company as at the date of any allotment and issue of any of the Securities;

(e)	the Company shall have received in full in cash the subscription or purchase price payable for any of the Securities; and

(f)	that all consents, approvals, authorisations, notices, filings, recordations, publications and registrations, and the payment of any stamp duties or documentary taxes, which are necessary under any applicable laws or regulations in order to permit the allotment and issue of any of the Securities has been or will be duly made or obtained within the period permitted by such laws or regulations;

1.8.2	the terms and conditions applicable to the Governing Documents and any other instrument or agreement in relation to the allotment and issue of any of the Securities will not be inconsistent with the Registration Statement and nor will there be any material provision relating thereto which is not disclosed in the Registration Statement;

1.8.3	that, if any of the Securities are to be sold pursuant to a definitive subscription, underwriting or similar agreement, such agreement will have been duly authorised, executed and delivered by the Company and the other parties thereto;

1.8.4	no law outside England and Wales would be contravened by the execution, delivery, issue or performance of the Governing Documents and any other instruments and documents in relation to the allotment and issue of any of the Securities (and/or the grant of rights to subscribe for any of the Securities) and such Governing Documents and any other such instruments and documents will continue to be consistent with all such laws and regulations;

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1.8.5	that any allotment and issue of Securities and rights to subscribe for any of the Securities will be in compliance with the Companies Act 2006 and all applicable company, takeover, securities, market abuse, insider dealing, money laundering and bribery and corrupt practices laws and other rules and regulations;

1.8.6	the Securities and rights to subscribe for any of the Securities, and any communication made in relation thereto, shall not have been offered to the public in the United Kingdom or made in breach of any laws (including but not limited to the Financial Services and Markets Act 2000) and regulations concerning the offer of securities to the public in the United Kingdom or communications made in relation thereto;

1.8.7	the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded;

1.8.8	that, on the date hereof, (a) the Company was not unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986; and (b) it will not become unable to pay its debts within the meaning of that Section as a consequence of filing the Registration Statement or doing any act or thing which the Registration Statement contemplates, permits or requires the Company to do;

1.8.9	that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

1.8.10	that no agreement, document or obligation to or by which the Company (or its assets) is a party or bound and no injunction or other court order against or affecting the Company would be breached or infringed by the matters contemplated by the performance of the actions to be carried out pursuant to, or any other aspect of the transactions contemplated by, the Registration Statement;

1.8.11	the term “non-assessable” in relation to the Ordinary Shares under English law means that holders of such shares, in respect of which all amounts due on such shares as to the nominal amount and any premium thereon have been fully paid, will be under no obligation to contribute to the liabilities of the Company solely in their capacity as holders of such Ordinary Shares; and

1.8.12	that there will be no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) which might affect the allotment and issue of any of the Securities and no additional document between any relevant parties which would or might affect this opinion and which was not revealed to us by the documents examined or the searches and enquiries made by us in connection with the giving of this opinion.

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2.	Opinion

2.1	On the basis of, and subject to, the foregoing and the qualifications set out below and to any matters not disclosed to us and having regard to such considerations of English law in force as at the date of this opinion as we consider relevant, we are of the opinion that:

2.1.1	that the Ordinary Shares (whether underlying ADSs or not) will, upon: (i) all necessary corporate actions having been taken to authorise and approve the issuance of any of such Ordinary Shares, the terms thereof and any related matters; (ii) the names of the holders of such Ordinary Shares being entered into the register of members of the Company; (iii) the receipt by the Company of the aggregate issue price in respect of such Ordinary Shares in accordance with any applicable definitive agreement, subscription agreement and/ or similar agreement approved by the board of directors; and (iv) completion of any formalities (including the filings of the return of the allotment to the Register of Companies in accordance with Section 555 of the Companies Act 2006), be validly issued, fully paid, non-assessable and no further amount may be called thereon;

2.1.2	the Securities upon: (i) all necessary corporate actions having been taken to authorise and approve the issuance of any such Securities, the terms thereof and any related matters; (ii) if appropriate, authenticated, in the manner set forth in the applicable Governing Documents; and (iii) the applicable Governing Document having been duly authorised, executed and delivered by the Company and the other parties thereto, will be duly authorised and validly issued; and

2.1.3	when the Indentures have been duly authorised, executed and delivered by the parties thereto in accordance with applicable law, and when the specific terms of a particular series of securities have been duly authorised and established in accordance with the relevant Indenture and the debentures, notes or other debt instruments of the Company issued thereunder have been duly authorised, executed, authenticated, issued and delivered in accordance with the relevant Indenture and any applicable underwriting or other agreement, such debentures, notes or other debt instruments of the Company will constitute valid and binding obligations of the Company under English law; and

2.1.4	when the Warrant Agreement, the Subscription Agreement or the Unit Agreement (as applicable) has been duly authorised, executed and delivered by the Company and the other parties thereto, will constitute valid and binding obligations of the Company under English law.

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3.	Qualifications

3.1	The qualifications to which this opinion is subject are as follows:

3.1.1	the searches detailed in paragraph 1.3(iv) are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Company or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately (and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales;

3.1.2	insofar as any obligation under the Governing Documents or any other instrument or agreement issued or entered into by the Company is to be performed in any jurisdiction other than England and Wales, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance;

3.1.3	we express no opinion as to whether or not the chosen court will take jurisdiction, or whether the English courts would grant a stay of any proceedings commenced in England, or whether the English courts would grant any relief ancillary to proceedings commenced in a foreign court;

3.1.4	an English court will not necessarily grant any remedy the availability of which is subject to equitable considerations or which is otherwise in the discretion of the court. In particular, orders for specific performance and injunctions are, in general, discretionary remedies under English law and specific performance is not available where damages are considered by the court to be an adequate alternative remedy;

3.1.5	claims may become time barred or may be or become subject to the defence of set off or to counterclaim;

3.1.6	in appropriate cases, English courts will give judgment in a currency other than sterling, although a judgment would have to be converted into sterling for the purposes of enforcement or for claiming in a liquidation;

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3.1.7	the United States and the United Kingdom currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Consequently, a final judgment for payment rendered by a federal or state court in the United States based on civil liability would not automatically be enforceable in England. In order to enforce any judgment in England, proceedings must be initiated by way of a common law action before a court of competent jurisdiction in England. In a common law action, an English court generally will not (subject to the following sentence) reinvestigate the merits of the original matter decided by a US court and will order summary judgment on the basis that there is no defence to the claim for payment. The entry of an enforcement order by the English court is conditional upon the following:

(a)	the US court having had jurisdiction over the original proceeding according to English conflicts of laws principles;

(b)	the judgment being final and conclusive on the merits and being for a definite sum of money;

(c)	the judgment not contravening English public policy;

(d)	the judgment being not for a sum payable in respect of taxes or other charges of a like nature, or in respect of a penalty or fine;

(e)	the judgment having not been arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained; and

(f)	the judgment having not been obtained by fraud or in breach of the principles of natural justice; and

3.1.8	where obligations are to be performed in a jurisdiction outside England, they may not be enforceable in England to the extent that performance would be illegal under the laws, or contrary to the exchange control regulations, of the other jurisdiction;

3.1.9	the enforcement of obligations may be limited by the provisions of English law applicable to agreements held to have been frustrated by events happening after their execution;

3.1.10	if a party to any document or to any transfer of, or payment in respect of, any document is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Union or United Kingdom sanctions or sanctions under the Treaty on the Functioning of the European Union, as amended, or is otherwise the target of any such sanctions, then obligations to that party under the relevant document or in respect of the relevant transfer or payment may be unenforceable or void; and

3.1.11	this opinion is subject to all applicable laws relating to insolvency, bankruptcy, moratorium, administration, reorganisation, fraudulent conveyance, liquidation and other laws of general application relating to or reflecting the rights of creditors and the obligations of debtors.

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4.	Benefit of opinion

4.1	This opinion is addressed to you solely for your benefit and may be relied upon solely by you with respect to the filing of the Registration Statement. It is not to be used or relied on for any other purpose, or transmitted to any other person, or relied upon by any other person, or quoted or referred to in any public document, or filed with any government agency or other person, without our prior written consent or except as set out herein. You may disclose this opinion pursuant to any legal or regulatory requirement applicable to you or pursuant to an order of the court applicable to you but no person to whom such a disclosure is made may rely on the contents of this opinion. Except as permitted herein, you may not disclose the contents or the existence of this opinion to others (other than to your legal advisers) without our prior written consent.

4.2	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement; however by giving such consent we do not admit that we are experts under the Securities Act or the rules or regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion.

Yours faithfully

/s/ McDermott Will & Emery UK LLP

McDermott Will & Emery UK LLP

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